This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely pursuant to the Offer to Purchase, dated December 23, 1996, and the related Letter of Transmittal, which are being mailed to shareholders of RenaissanceRe Holdings Ltd. on or about December 23, 1996 and is neither deemed made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Company by Merrill Lynch & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                         [LOGO] RENAISSANCERE HOLDINGS

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                                      BY
                          RENAISSANCERE HOLDINGS LTD.
                                   FOR UP TO
                         813,190 OF ITS COMMON SHARES
                                      AT
                             $34.50 NET PER SHARE

   RenaissanceRe Holdings Ltd., a company organized under the laws of Bermuda (the "Company"), invites its shareholders to tender an aggregate of up to 813,190 Common Shares, $1.00 par value per share (such shares, together with all other outstanding Common Shares of the Company, are herein referred to as the "Shares"), at a price of $34.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1996, and in the related Letter of Transmittal (which together constitute the "Offer"). Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and "odd lot" tenders, the Company will purchase for cancellation all Shares validly tendered and not withdrawn.

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THE OFFER PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JANUARY 22, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

   The Offer is being made in connection with the approval by the Board of Directors of the Company of a plan to return approximately $100 million of capital to the Company's shareholders (the "Capital Plan") through two Share repurchases. The Capital Plan consists of two components. First, on December 13, 1996, the Company entered into an equity purchase agreement with Warburg, Pincus Investors, L.P., United States Fidelity and Guaranty Company, Trustees of General Electric Pension Trust and GE Investment Private Placement Partners I, Limited Partnership (collectively, the "Founding Institutional Investors") pursuant to which the Company purchased for cancellation an aggregate of 2,085,361 Shares on a pro rata basis at a price of $34.50 per Share for an aggregate consideration of approximately $71.94 million. Second, by means of the Offer, the Company is inviting shareholders to tender, upon the terms and subject to the conditions set forth in the Offer, an aggregate of up to 813,190 Shares at a price of $34.50 per Share, net to the seller in cash, without interest thereon, for up to an aggregate price of approximately up to $28.06 million.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER IN ITS ENTIRETY BEFORE DETERMINING HOW MANY SHARES TO TENDER.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) as promptly as practicable after the Expiration Date the Company will accept for payment, and will pay for, Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with the terms and subject to the conditions of the Offer (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension) as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. In addition, the Company expressly reserves the right, in its sole discretion, to delay the acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law.

   If more than 813,190 Shares are validly tendered on or before the Expiration Date and not withdrawn (and the Company does not elect to purchase additional Shares pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, accept for payment 813,190 Shares as follows: (i) all Shares validly tendered before the Expiration Date by any shareholder who owned beneficially, as of the close of business on December 13, 1996, an aggregate of fewer than 100 Shares ("Odd Lot Shares") and who tenders all of such Shares and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, will be purchased; and (ii) other Shares validly tendered before the Expiration Date will be purchased on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares). If not more than 813,190 Shares are validly tendered on or before the Expiration Date and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept for payment all such Shares.

   THE FOUNDING INSTITUTIONAL INVESTORS HAVE INFORMED THE COMPANY THAT THEY DO NOT PRESENTLY INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. HOWEVER, THE FOUNDING INSTITUTIONAL INVESTORS HAVE INFORMED THE COMPANY THAT IF THE OFFER IS NOT FULLY SUBSCRIBED BY THE COMPANY'S PUBLIC SHAREHOLDERS, THEY MAY TENDER SHARES IN AN AGGREGATE AMOUNT UP TO SUCH UNSUBSCRIBED PORTION OF THE OFFER. ADDITIONALLY, THE COMPANY HAS BEEN ADVISED THAT MANAGEMENT OF THE COMPANY DOES NOT PRESENTLY INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. HOWEVER, MANAGEMENT OF THE COMPANY IS NOT PROHIBITED FROM, AND MAY ELECT TO, TENDER SHARES PURSUANT TO THE OFFER.

   The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Company will exercise such right to extend the Offer. The Company expressly reserves the right (i) to amend the Offer or to delay acceptance for payment of or payment for any Shares, or to terminate the Offer by giving notice of such termination to the Depositary, and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in the Offer to Purchase and (ii) at any time and from time to time, to amend the Offer in any respect. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. The manner in which the Company will make such public announcement may, if appropriate, be limited to a release to the Dow Jones News Service. The reservation by the Company of the right to delay acceptance for payment of or payment for any Shares is subject to the provisions of applicable law, which require that the Company pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after termination or withdrawal of the Offer.

   Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment as provided in the Offer, may also be withdrawn after February 21, 1997. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the Offer, subject to Rule 13-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

   THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares on or about December 23, 1996 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THE OFFER. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

   Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:

                        [LOGO] MACKENZIE PARTNERS, INC.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                            World Financial Center
                                  North Tower
                           New York, New York 10281
                         (212) 449-8209 (Call Collect)
December 23, 1996